Exhibit 99.1

BioCells (Argentina) and Cord Blood America, Inc. Reach Agreement on Payments

LAS VEGAS, NV. June 25, 2012 -- Cord Blood America, Inc. (OTC BB: CBAI) is pleased to announce it has finalized an Agreement with the individuals from whom CBAI acquired its majority interest in BioCordcell (BioCells) Argentina, S.A. regarding the 2011 earn-out, previously in dispute as disclosed in the Company’s most recent 10Q and 10K filings.

The terms of the Agreement limit the cash payout to the sellers during 2012 to $60,000.  Additionally, the Agreement provides for future cash amounts, not to exceed $440,000, to be paid through CBAI’s percentage portion of dividends earned solely based on BioCells’ operating performance in 2012 and 2013.  This structure should also reverse a portion of the previous accrual related to the 2011 earn-out amount on the balance sheet booked for year ending 2011, and negates any further balance sheet liability which could have been recorded upwards of $455,000 if no such agreement was reached.

“I am most pleased that the sellers of BioCells, through Diego Rissola, President of BioCells, and Cord Blood America management were not only able to reach an agreement on the final year of the earn-out, but also use the extensive dialogue to strengthen several components of the relationship that will leverage the two entities in the years ahead,” said Chairman and President Joseph Vicente.

Mr. Vicente in addition said:

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BioCells is a financially self sufficient operation.  It is important to note that CBAI has not invested any money into the working capital of BioCells since its acquisition in September 2010.  Additionally, BioCells carries no long term debt or loan balances on its balance sheet.  “We are at a point in our life cycle where each subsidiary and/or investment needs to demonstrate its financial independence; we hold out BioCells as a model of such achievement,” Mr. Vicente said.

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From 2009 to 2011, BioCells increased the number of new enrollments over 15% per annum, primarily through organic growth. The company currently stores approximately 5,000 umbilical cord blood samples for families at its facility headquartered in Buenos Aires, Argentina.

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In addition to the already strong organic growth engine in Argentina, BioCells is fast establishing a footprint in other markets throughout South America.  In the last six months, it has added franchise operations in Brazil, Paraguay, Mexico and Panama.   It will take some time for this franchise model to bear results, but this new sales channel provides BioCells with an additional opportunity to expand quickly into these emerging markets and seize the front end of the growth curve.  Key to this strategy of expansion is the co-branding of the CBAI name via the use of company trademarks with these franchises.

“It is exciting to see the ever increasing recognition by the Latin American population of the value of storing stem cells.  We believe our relationship with BioCells places us in a unique position to continue to expand our knowledge and presence in South America and Central America for this growing population, as we also continue to expand our efforts in reaching the Hispanic population in the United States,” Mr. Vicente concluded.

About Cord Blood America

Cord Blood America, Inc. is the parent company of CorCell Companies, Inc., which facilitates umbilical cord blood stem cell preservation for expectant parents and their children. Its mission is to be the most respected stem cell preservation company in the industry. Collected through a safe and non-invasive process, cord blood stem cells offer a powerful and potentially life-saving resource for treating a growing number of ailments, including cancer, leukemia, blood, and immune disorders. To find out more about Cord Blood America, Inc. and CorCell Companies, Inc., visit our websites: http://www.corcell.com/ for customer information and http://www.cordblood-america.com/ for investor information.

Forward-Looking Statements

Some statements made in this press release are forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  We use words such as "anticipate," "believe," "expect," "future," "intend," "plan," and similar expressions to identify forward-looking statements.  These statements including those related to the growth of the industry, new stem cell treatments, and the Cord Blood America's performance, are only predictions and are subject to certain risks, uncertainties and assumption.s  Additional risks are identified and described in the Company's public filings with the Securities and Exchange Commission.  Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date.  The Company's past performance is not necessarily indicative of its future performance.  The Company does not undertake, and the Company specifically disclaims any obligation to update any forward-looking statements to reflect occurrences, developments, events, or circumstances after the date of such statement.

CONTACT: Paul Knopick
E & E Communications
949/707-5365
pknopick@eandecommunications.com